Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stuart W. Booth
Central Garden & Pet Company
925.948.3675

CENTRAL GARDEN & PET COMPANY ANNOUNCES FISCAL 2010 SECOND QUARTER RESULTS

Second Quarter Operating Income and EPS Improve Despite Sales Decline

WALNUT CREEK, CALIFORNIA, May 5, 2010 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its second quarter ended March 27, 2010.

“We have continued to improve our profitability and cash flow for the second quarter,” noted William Brown, Chairman and Chief Executive Officer. “Higher gross margins and lower operating expenses more than offset sales declines. Operating margins improved to 13.7 percent for the second quarter 2010 from 12.0 percent for the second quarter last year. Our strong balance sheet, together with the recent completion of our $400 million senior subordinated note offering, give us the financial resources to invest in brand building activities and new product innovations to support future organic sales growth. We also continue to explore potential acquisitions.”

The Company reported net sales of $442 million in the quarter, a decline of 7 percent compared to $476 million in the comparable fiscal 2009 period. Branded product sales decreased 10 percent to $368 million. Sales of other manufacturers’ products increased 10 percent to $74 million. The Company reported operating income of $60.5 million compared to $57.2 million in the year ago period. Net interest expense was $9.8 million compared to $5.5 million a year ago. Included in interest expense is a $3.2 million charge related to the Company’s recent refinancing. Net income for the quarter was $31.6 million for the second quarter of 2010 compared to $33.0 million for the second quarter of 2009. Fully diluted earnings per share rose to $0.49 from $0.47 for the year ago period.

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Net sales for the Garden Products segment were $220 million, a decrease of 11 percent from $248 million in the comparable fiscal 2009 period. Branded product sales declined $34 million to $185 million. Sales of other manufacturers’ products increased $6 million to $35 million. The decrease in Garden Products segment sales was due primarily to lower unit sales and price reductions due to lower commodity costs. Operating income for the Garden Products segment was $36.8 million, or 16.8 percent of sales, compared to $36.7 million, or 14.8 percent of sales in the year ago period.

Net sales for the Pet Products segment were $222 million, a decrease of 3 percent compared to the year ago period. Branded product sales were $183 million, a decrease of $7 million compared to last year. Sales of other manufacturers’ products were $39 million compared to $38 million last year. Pet sales were lower than the year ago period due primarily to decreased sales of animal health products. The decrease in sales of animal health products was due primarily to a supply issue for one product line, which is expected to continue at a reduced level through our third fiscal quarter. Operating income for the Pet Products segment was $34.8 million, or 15.6 percent of sales, compared to $31.9 million, or 13.9 percent of sales, in the year ago period.

For the six months ending March 27, 2010 of fiscal 2010, the Company reported net sales of $711 million compared to $769 million in the comparable 2009 period, a decline of 8 percent. Branded products sales decreased 10 percent to $588 million. Sales of other manufacturers’ products increased 5 percent to $123 million. Operating income for the period was $61.0 million compared to $54.5 million in the year ago period. Operating margins increased to 8.6 percent for the six months ended March 27, 2010 from 7.1 percent in the year ago period. Net income for the six months ending March 27, 2010 was $28.7 million compared to $26.8 million in the comparable 2009 period. Earnings per diluted share were $0.43 compared to $0.38 per share per fully diluted share in the year ago period.

The Company will discuss its second quarter results on a conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT. Individuals may access the call by dialing 1-888-713-4213 and passcode 9413 3044 (domestic) or 1-617-213-4865 and passcode 9413 3044 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/ or you may link directly to the webcast on our website at http://ir.central.com/phoenix.zhtml?c=93879&p=irol-calendar. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link: https://www.theconferencingservice.com/prereg/key.process?key=P4G7PLEAQ. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 4416 4680 (domestic) and 1-617-801-6888 and passcode 4416 4680 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEED® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY®, CEDAR WORKS® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ , NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to Central’s SEC filings, please visit Central’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 20, 2009 and Central’s Quarterly Report on Form 10-Q, filed February 4, 2010, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 27,	March 28,	March 27,	March 28,
	2010	2009	2010	2009
Net Sales	$441,936	$476,425	$711,172	$768,967
Cost of Goods Sold and Occupancy	280,747	315,872	462,214	522,933

Gross Profit	161,189	160,553	248,958	246,034
Selling, General and Administrative
Expenses	100,667	103,397	187,915	191,544

Income From Operations	60,522	57,156	61,043	54,490
Interest Expense	(9,814)	(5,751)	(14,758)	(12,635)
Interest Income	1	270	11	602
Other Income (Expense)	(206)	(131)	386	(1,081)

Income Before Income Taxes and Noncontrolling Interest	50,503	51,544	46,682	41,376
Income Taxes	18,568	17,980	17,166	14,127

Income Including Noncontrolling Interest	31,935	33,564	29,516	27,249
Net Income Attributable to Noncontrolling Interest	315	544	790	413

Net Income	$31,620	$33,020	$28,726	$26,836

Net Income Per Share:
Basic:	$0.49	$0.48	$0.44	$0.38
Diluted	$0.49	$0.47	$0.43	$0.38
Weighted Average Shares Outstanding
Basic	63,988	69,122	65,408	70,122
Diluted	64,950	69,872	66,435	70,588

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Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 27, 2010	March 28, 2009	September 26, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$27,037	$8,545	$85,668
Accounts Receivable	277,354	317,713	206,565
Inventories	330,570	380,156	284,834
Prepaid Expenses and Other Total Current Assets	30,167	40,030	44,425

Total Current Assets	665,128	746,444	621,492
Property and Equipment - Net	162,296	168,536	164,734
Goodwill	208,630	207,173	207,749
Other Intangible Assets – Net	101,007	105,520	103,366
Deferred Income Taxes and Other Assets	58,644	84,505	53,584

Total	$1,195,705	$1,312,178	$1,150,925

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$147,698	$137,558	$108,836
Accrued Expenses	88,573	94,571	82,143
Current Portion of Long-Term Debt	14,957	3,322	3,270

Total Current Liabilities	251,228	235,451	194,249
Long-Term Debt	400,171	543,629	404,815
Other Long-Term Obligations	4,274	6,379	4,526
Shareholders’ Equity	540,032	526,719	547,335

Total	$1,195,705	$1,312,178	$1,150,925